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                                                      EXHIBIT 99.1

[LOGO]



February 9, 1999

Bill Cook
Valley Media, Inc.
1280 Santa Anita Court
Woodland, CA 95776

To Whom It May Concern:

Pursuant to our contract, Forrester Research, Inc. ("Forrester") consents to the inclusion of our name and intellectual property in the Business section of Valley Media, Inc.'s prospectus ("Prospectus") prepared in connection with its initial public offering of securities. Forrester does not, however, consent to the reference to Forrester in the Risk Factors section of the Prospectus.

Forrester does not consent to be an expert in the registration statement or as having prepared or certified any part of the registration statement.

Very truly yours,

/s/ Timothy J. Moynihan

Timothy J. Moynihan, Esq.
Corporate Counsel